                     Credit Suisse First Boston (USA), Inc.
                 (Formerly Donaldson, Lufkin & Jenrette, Inc.)

                           Offer to Purchase for Cash
                       Any and All Outstanding Shares of
           Fixed/Adjustable Rate Cumulative Preferred Stock, Series B
                    Liquidation Preference $50.00 Per Share
                            CUSIP Number 257661 30 6
                                       at
                                $52.20 Per Share
                       Plus Accrued and Unpaid Dividends
--------------------------------------------------------------------------------
           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
     NEW YORK CITY TIME, ON NOVEMBER 29, 2001 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

CREDIT SUISSE FIRST BOSTON (USA), INC., A DELAWARE CORPORATION, INVITES ITS STOCKHOLDERS TO TENDER SHARES OF ITS FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES B, LIQUIDATION PREFERENCE $50.00 PER SHARE (THE "SHARES" OR THE "SERIES B PREFERRED STOCK"), AT A PRICE, NET TO THE SELLER IN CASH, OF $52.20 PER SHARE PLUS ACCRUED AND UNPAID DIVIDENDS UP TO BUT NOT INCLUDING THE PAYMENT DATE, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH THIS OFFER TO PURCHASE AND ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE "OFFER").

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. PLEASE READ SECTION 2, "TERMS OF THE OFFER; EXPIRATION DATE" AND
SECTION 12, "CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER WE NOR OUR EXECUTIVE OFFICERS OR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER SHARES OF SERIES B PREFERRED STOCK.

                      The Dealer Manager for the Offer is:

                                     [LOGO]

October 30, 2001

                                   IMPORTANT

    Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal, or such facsimile, and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or a manually signed facsimile copy thereof or deliver such Shares pursuant to the procedure for book-entry transfer set forth in
Section 4, "Procedures for Accepting the Offer and Tendering Shares" prior to the expiration of the Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 4, "Procedures for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      --------
SUMMARY OF THE OFFER................................................      i

THE OFFER...........................................................      1

  1.    Introduction................................................      1

  2.    Terms of the Offer; Expiration Date.........................      1

  3.    Acceptance for Payment and Payment for Shares...............      2

  4.    Procedures for Accepting the Offer and Tendering Shares.....      3

  5.    Withdrawal Rights...........................................      5

  6.    Background and Purpose of the Offer; Plans and Proposals....      5

  7.    Effect of the Offer on the Market for Our Series B Preferred
        Stock.......................................................      7

  8.    Certain Information About the Series B Preferred Stock......      7

  9.    Certain Information Concerning the Company, CSFB and CSG....      7

  10.   Interests of Directors and Executive Officers; Transactions
        and Arrangements Concerning Shares..........................      8

  11.   Source and Amount of Funds..................................      9

  12.   Certain Conditions of the Offer.............................      9

  13.   Certain Legal Matters and Regulatory Approvals..............     10

  14.   Certain United States Federal Income Tax Consequences.......     10

  15.   Fees and Expenses...........................................     11

  16.   Miscellaneous...............................................     12

  SCHEDULES

  Schedule I Information Concerning the Directors and Executive Officers of Credit Suisse Group and Credit Suisse First Boston
                       (USA), Inc.

                              SUMMARY OF THE OFFER

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS OFFER TO PURCHASE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND OUR OFFER TO YOU AND FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ THIS ENTIRE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY. QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT OR THE DEALER MANAGER AT THEIR ADDRESSES AND TELEPHONE NUMBERS LISTED ON THE OUTSIDE BACK COVER OF THIS OFFER TO PURCHASE.

WHO IS OFFERING TO BUY MY SECURITIES?

    - Credit Suisse First Boston (USA), Inc., which we refer to as the "Company", is offering to buy back its own Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, liquidation preference $50.00 per share, in a self-tender offer.

    - The Company is a Delaware corporation, a subsidiary of Credit Suisse First Boston, Inc. and an indirect subsidiary of Credit Suisse Group. The Company was incorporated in 1959 and was formerly known as Donaldson, Lufkin & Jenrette, Inc. until the Company was acquired by Credit Suisse Group on November 3, 2000. The Company is a leading integrated investment and merchant bank serving institutional, corporate, governmental and individual clients. The business of the Company includes securities underwriting, sales and trading, investment banking, financial advisory services, private equity and related merchant banking investments, investment research, full services and correspondent brokerage services, online interactive brokerage services, and derivative and risk management products.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

    - We are offering to purchase all of the issued and outstanding shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, liquidation preference $50.00 per share. As of October 26, 2001, there were 3,500,000 shares of Series B Preferred Stock outstanding. Please see Section 2, "Terms of the Offer; Expiration Date."

WHY ARE YOU OFFERING TO BUY MY SHARES?

    - We are making this offer because we believe that it would be in our financial interest to purchase the shares now rather than waiting until January 15, 2003, when we are entitled to purchase the shares under the redemption provisions of the Certificate of Designation under which the shares are issued. In addition, if we have no class of equity securities registered under the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), we will reduce the administrative burdens associated with having equity securities registered under the Exchange Act, including having fewer disclosure requirements. Moreover, acquiring the shares will make our capital structure somewhat simpler. From your viewpoint, the offer will provide you with an opportunity for cash liquidity at a premium to current market prices and without the transaction costs associated with a sale.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    - We are offering to pay, net to you in cash, $52.20 per share plus accrued and unpaid dividends up to but not including the payment date, upon the terms and subject to the conditions contained in this offer to purchase and in the related letter of transmittal. If you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses to the Company, D.F. King (the Information Agent) or Credit Suisse First Boston Corporation (the Dealer Manager). If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

    - While the offer is not conditioned upon a minimum number of shares being tendered or our receipt of financing, it is subject to other customary conditions such as whether there is any governmental order prohibiting or otherwise restricting our ability to consummate the offer. Please read
      Section 2, "Terms of the Offer; Expiration Date" and Section 12, "Certain Conditions of the Offer", which more fully describe the conditions to the offer.

DO YOU HAVE ENOUGH FINANCIAL RESOURCES TO MAKE PAYMENT?

    - We have sufficient funds available to purchase all of the shares. Our obligation to purchase shares in the offer is not conditioned upon our receipt of financing. Please see Section 11, "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    - No. Because the form of payment in the offer consists solely of cash and our offer is not contingent upon our receipt of financing, we do not think our financial condition is relevant to your decision to tender in the offer.

HOW MUCH TIME DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    - You will have until at least 9:00 a.m., New York City time, on Thursday, November 29, 2001 to tender your shares. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in
      Section 4, "Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

    - We expressly reserve the right, subject to applicable law, to extend the period of time during which the offer remains open. Please see Section 2, "Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    - If we decide to extend the offer, we will inform EquiServe Trust Company, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 5:00 p.m., New York City time, on the day the offer was previously scheduled to expire. Please see
      Section 2, "Terms of the Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

To tender your shares in the offer, you must:

    - Complete and sign the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal and mail or deliver it (or a manually signed facsimile of the letter of transmittal) together with your share certificates, and any other required documents, to EquiServe Trust Company, N.A., the Depositary, no later than the time the offer expires;

    - Tender your shares pursuant to the procedure for book-entry transfer set forth in Section 4, "Procedures for Accepting the Offer and Tendering Shares"; or

    - If your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to EquiServe Trust Company, N.A., the Depositary, prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, tender your shares by complying with the guaranteed delivery procedures described in Section 4, "Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    - You may withdraw any previously tendered shares at any time prior to the expiration of the offer, and, unless we have previously accepted them for purchase under this offer, you may also withdraw any previously tendered shares at any time after December 27, 2001. Please see Section 5, "Withdrawal Rights."

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    - In order to withdraw your tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to EquiServe Trust Company, N.A., the Depositary, while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares.

WHAT DO THE COMPANY AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

    - Neither we nor our executive officers or board of directors makes any recommendation to you as to whether to tender your shares in the offer.

WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION TO ME?

    - If you tender shares pursuant to the offer, you will generally recognize gain or loss measured by the differences between the cash you receive and your tax basis in the shares tendered. In considering whether to tender your shares, please note that the dividends received deduction may not be available with respect to the dividends to be paid on the shares. Please see Section 14, "Certain United States Federal Income Tax Consequences."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    - If you decide not to tender your shares in the offer, you will continue to hold the shares. Dividends on the shares are payable quarterly at an annual rate of 5.30% or $2.65 per share through January 15, 2003, after which date dividends are payable quarterly at the applicable rate from time to time in effect.

    - However, the Company intends to seek to have the shares delisted from the New York Stock Exchange following the purchase of the shares in the offer, which delisting may adversely affect the liquidity of your shares. On or after January 15, 2003, the Company will have the option to redeem all or any of your shares at a redemption price of $50.00 per share plus accrued and unpaid dividends (whether or not declared) to the date fixed for redemption. You will have no right to require the Company to redeem your shares.

WILL THE COMPANY CONTINUE TO MAKE SEC FILINGS?

    - Yes. We currently expect that the Company will continue to file reports with the SEC so long as its publicly traded debt and shares of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series A, remain outstanding.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    - Although the shares are listed on the New York Stock Exchange, trading is limited and sporadic. During the third quarter of 2001, the high and low sales prices for the shares were $51.13 and $50.00, respectively. No trades have been made in the shares during the fourth quarter of 2001. Please see Section 8, "Certain Information About the Series B Preferred Stock."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

    - You may call D.F. King & Co., Inc., the Information Agent, toll free at
      (800) 769-5414 or Credit Suisse First Boston Corporation, the Dealer Manager, toll free at (800) 820-1653 or collect at (212) 538-8474. Please see the back cover of this offer to purchase.

                                   THE OFFER

    1.  INTRODUCTION

    Credit Suisse First Boston (USA), Inc., a Delaware corporation (the "Company"), a subsidiary of Credit Suisse First Boston, Inc., a Delaware corporation ("CSFB"), and an indirect subsidiary of Credit Suisse Group, a corporation organized under the laws of Switzerland ("CSG"), hereby offers to purchase all of its Fixed/Adjustable Rate Cumulative Preferred Stock, Series B, liquidation preference $50.00 per share (the "Shares" or the "Series B Preferred Stock"), that are issued and outstanding, at a price, net to the seller in cash, of $52.20 per Share plus accrued and unpaid dividends up to but not including the payment date, subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

    2.  TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including any terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 5, "Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 9:00 a.m., New York City time, on November 29, 2001, unless and until we extend the period during which the Offer is open, in which case Expiration Date will mean the latest time and date at which the Offer, as it may be extended by us, will expire.

    The Offer is subject to the conditions set forth under Section 12, "Certain Conditions of the Offer." Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), we expressly reserve the right to waive any such condition in whole or in part, and also expressly reserve the right to make any changes in the terms and conditions of the Offer.

    The price of $52.20 per Share plus accrued and unpaid dividends up to but not including the payment date will, subject to applicable withholding of United States federal, state and local taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

    We will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 5:00 p.m., New York City time, on the scheduled Expiration Date. Subject to the applicable law (including Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 14e-1 under the Exchange Act. If prior to the Expiration Date we decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time that notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

    For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    This Offer to Purchase and the related Letter of Transmittal will be mailed by us to record holders of Shares whose names appear on our stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    3.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in Section 5, "Withdrawal Rights") prior to the Expiration Date promptly after the occurrence of the Expiration Date. We will pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the SEC, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See Section 2, "Terms of the Offer; Expiration Date" and Section 13, "Certain Legal Matters and Regulatory Approvals."

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 4, "Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below), in connection with the book-entry transfer and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such agreement against such participant.

    For purposes of the Offer, we will be deemed to have accepted for payment (and thereby have purchased) Shares validly tendered and not properly withdrawn as, if and when we give notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, pursuant to the procedure set forth in Section 4, "Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    4.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

    In order for a holder of Shares to tender Shares validly pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of a firm that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

   (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry-transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY US, IN OUR SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING ON ALL PARTIES. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares) and (ii) when the same are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by us of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

    UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD A PORTION (CURRENTLY AT A RATE OF 30.5%) OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    5.  WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after December 27, 2001. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. See Section 2, "Terms of the Offer; Expiration Date."

    For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received on a timely basis by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 4, "Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Notwithstanding the foregoing, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 4, "Procedures for Accepting the Offer and Tendering Shares."

    6.  BACKGROUND AND PURPOSE OF THE OFFER; PLANS AND PROPOSALS

    BACKGROUND. From time to time, our management and Board of Directors review and assess the capital structure of the Company. On August 6, 2001, our Board of Directors, at its regular meeting, reviewed presentations on the Company's capital structure delivered to it by its internal advisors, discussed various alternatives with respect to its outstanding preferred stock and authorized its Operating Committee to make a decision, based upon economic and market conditions, as to whether the Company should offer to acquire its Series B Preferred Stock.

    On October 25, 2001, the Operating Committee authorized the Company to make a cash tender offer to acquire all of the issued and outstanding shares of Series B Preferred Stock, upon terms and conditions to be approved by certain listed authorized persons, who subsequently approved the offer to acquire the Shares for $52.20 per Share, plus accrued and unpaid dividends up to but not including the payment date.

    PURPOSE OF THE OFFER; PLANS AND PROPOSALS. The shares of Series B Preferred Stock purchased pursuant to the Offer will be retired.

    We are making the Offer now because we believe that:

    - it is in our financial interest to purchase the Shares now rather than waiting until January 15, 2003, when we are entitled to redeem the Shares at a redemption price of $50.00 per Share plus accrued and unpaid dividends in accordance with the redemption provisions of the Certificate of Designation pursuant to which the Shares are issued;

    - purchasing the Shares will simplify our capital structure; and

    - the Offer will provide the stockholders a premium to the last available market prices and an opportunity for cash liquidity without transaction costs.

    We may in the future purchase additional shares of Series B Preferred Stock not tendered and purchased by us in the Offer. Such purchases may be made in the open market or through privately negotiated transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least ten business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the results of the Offer, our business and financial position and general economic and market conditions. In addition, as mentioned above, the Series B Preferred Stock is redeemable at the Company's option on or after January 15, 2003 at a redemption price of $50.00 per share plus accrued and unpaid dividends to the redemption date.

    Except as disclosed herein or in our Exchange Act periodic reports, or as may occur in the ordinary course of our business, we currently have no plans or proposals that relate to or would result in:

    - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

    - a purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

    - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

    - any change in our present Board of Directors or management;

    - any other material change in our corporate structure or business;

    - the acquisition by any person of additional securities of ours or the disposition of our securities; or

    - any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

    We currently intend to redeem our shares of Fixed/Adjustable Rate Cumulative Preferred Stock, Series A, liquidation preference $50.00 per share (the
"Series A Preferred Stock"), in accordance with its terms prior to the end of the first quarter of 2002. If we redeem those shares, the Series A Preferred Stock will be delisted from the New York Stock Exchange (the "NYSE"), and the Series A Preferred Stock will be eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. We will not redeem our Series A Preferred Stock before the expiration of the Offer, and we reserve the right not to redeem our Series A Preferred Stock if we determine that it is not in our best interests to do so in light of certain factors including our business and financial position and general economic and market conditions. We intend to cause the delisting of the Shares by the NYSE following completion of the Offer. If the Shares and the shares of Series A Preferred Stock are delisted by the NYSE and registration of all such shares under the Exchange Act has been terminated, we will reduce the administrative burdens associated with having equity securities registered under the Exchange Act, including having fewer reporting obligations.

    7.  EFFECT OF THE OFFER ON THE MARKET FOR OUR SERIES B PREFERRED STOCK

    The trading of the Series B Preferred Stock on the NYSE is limited and sporadic. To the limited extent that the Series B Preferred Stock is traded, if most of the outstanding Shares are tendered in the Offer and purchased by us, the liquidity of the trading market for the remaining Shares may be adversely affected due to the smaller number of outstanding Shares available for trading.

    We currently intend to seek to deregister the Series B Preferred Stock under the Exchange Act and delist it from the NYSE.

    8.  CERTAIN INFORMATION ABOUT THE SERIES B PREFERRED STOCK

    The Series B Preferred Stock is listed on the NYSE under the ticker symbol "DLJPRB." Although the Shares are listed on the NYSE, trading is limited and sporadic. The following table sets forth for the calendar quarters indicated the range of the high and low sales prices for the Series B Preferred Stock since the first quarter of 1999.

                                                                HIGH       LOW
                                                              --------   --------
1999
  1st Quarter...............................................   $50.50     $49.31
  2nd Quarter...............................................    50.25      48.75
  3rd Quarter...............................................    49.75      48.00
  4th Quarter...............................................    50.25      47.50

2000
  1st Quarter...............................................    50.00      47.00
  2nd Quarter...............................................    49.75      46.59
  3rd Quarter...............................................    48.75      43.50
  4th Quarter...............................................    49.00      47.00

2001
  1st Quarter...............................................    50.25      48.50
  2nd Quarter...............................................    50.38      47.14
  3rd Quarter...............................................    51.13      50.00

    No trades of the Shares have been made during the fourth quarter of 2001. As of October 26, 2001, there were 3,500,000 shares of Series B Preferred Stock outstanding.

    9.  CERTAIN INFORMATION CONCERNING THE COMPANY, CSFB AND CSG

    THE COMPANY. The Company is a Delaware corporation with its principal executive offices located at Eleven Madison Avenue, New York, New York 10010, and its telephone number is (212) 325-2000. The Company was incorporated in Delaware in 1959. In 1985, the Company was bought by The Equitable Life Assurance Society of the United States. In 1995, the Company made a public offering of its common stock, which traded on the NYSE under the symbol "DLJ." On November 3, 2000, CSG acquired the Company and Credit Suisse First Boston Corporation, CSG's principal U.S. registered broker-dealer, became a subsidiary of the Company and the Company changed its name to Credit Suisse First Boston (USA), Inc. The Company is a leading integrated investment and merchant bank servicing institutional, corporate, governmental and individual clients. The business of the Company includes securities underwriting, sales and trading, investment banking, financial advisory services, private equity and related merchant banking investments, investment research, full service and correspondent brokerage services, online interactive brokerage services and derivative and risk management products.

    CSFB. CSFB is a Delaware corporation and an indirect wholly owned subsidiary of Credit Suisse Group. The principal offices of CSFB are located at Eleven Madison Avenue, New York, New York 10010, and its telephone number is
(212) 325-2000. CSFB, through its subsidiaries, is a leading global investment banking firm serving institutional, corporate, government and individual clients and its businesses include securities underwriting, sales and trading, investment and merchant banking, financial advisory services, investment research, venture capital, correspondent brokerage services and online brokerage services.

    CSG. CSG is a global financial services company domiciled in Switzerland. In the areas of private banking and financial services, CSG offers investment products and financial services, including insurance and pension solutions for private individuals and companies. In the area of investment banking, CSG serves global corporate, institutional and government clients in its role as a financial intermediary. CSG also provides asset management products and services. Its principal offices are located at Paradeplatz 8, P.O. Box 1, CH-8070 Zurich, Switzerland and its telephone number is 011-41-1-212-1616.

    The common stock of CSG is primarily listed on the SWX Swiss Exchange; since June 25, 2001, the principal trading market for CSG's shares is virt-x, a joint venture between Tradepoint plc and the SWX Swiss Exchange. CSG's shares are also listed for trading on the Frankfurt, Tokyo and New York (in the form of American Depositary Shares) stock exchanges and are also traded in London (on SEAQ) and Paris (over-the-counter market).

    AVAILABLE INFORMATION. We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of our securities and any material interests of such persons in transactions with us is disclosed in proxy statements distributed to our stockholders and filed with the SEC. Such reports and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

    10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES; PURCHASES

    None of the Company, CSFB or CSG or, to the Company's knowledge, any of the directors or executive officers of the Company or CSG, beneficially own any shares of Series B Preferred Stock. Credit Suisse First Boston Corporation, a wholly owned subsidiary of the Company, beneficially owns 113,800 shares of Series B Preferred Stock, representing approximately 3.25% of the outstanding Shares. Credit Suisse First Boston Corporation intends to tender all of its shares of Series B Preferred

Stock in connection with the Offer. The principal offices of Credit Suisse First Boston Corporation are located at Eleven Madison Avenue, New York, New York 10010. Madison Park Preferred Funding, Inc., which may be deemed to be an affiliate of the Company, beneficially owns 732,500 shares of Series B Preferred Stock, representing approximately 21% of the outstanding Shares. The Company does not know whether Madison Park Preferred Funding, Inc. intends to tender its Shares in connection with the Offer. The registered office address of Madison Park Preferred Funding, Inc. is 1209 Orange Street, Wilmington, Delaware 19801, c/o The Corporation Trust Center.

    No transactions in the Shares have been effected during the past 60 days by
(i) the Company, for its own account, or any of its majority owned subsidiaries,
(ii) to the Company's knowledge, any of its executive officers or directors or any executive officer or director of any subsidiary of the Company, (iii) CSG, for its own account, or, to the knowledge of the Company, any of CSG's executive officers or directors or (iv) CSFB, for its own account.

    None of the Company, CSFB or CSG or, to the Company's knowledge, any of the directors or executive officers of the Company or CSG, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of the Company's securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). From time to time, the Company and its affiliates issue debt and equity securities, and, in connection with such issuances, the Company may enter into customary arrangements with respect to the sale and placement of such securities.

    11.  SOURCE AND AMOUNT OF FUNDS

    The Offer is not conditioned upon our receipt of financing. The total amount of funds required by us to purchase all of the Series B Preferred Stock pursuant to the Offer is estimated to be approximately $184,135,000, plus legal, printing and other expenses of D.F. King (the Information Agent), EquiServe Trust Company, N.A., (the Depositary) and others. See Section 15, "Fees and Expenses." We have sufficient funds available to purchase all of the Shares and pay these expenses.

    12.  CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, we will not be required to accept for payment any share of Series B Preferred Stock tendered, and may extend, terminate or amend the Offer prior to the time when we have accepted for payment all Shares validly tendered, if any of the following shall have occurred:

        (a) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any governmental authority which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Series B Preferred Stock illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict our ability or render us unable to accept for payment or pay for some or all of the Series B Preferred Stock or (iii) materially impair the contemplated benefits of the Offer to us; or

        (b) there shall have occurred (i) any general suspension or limitation of trading in, or limitation on prices for, securities on the NYSE or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market, (ii) any downgrading in the rating of any debt securities of the Company by any nationally recognized statistical rating organization or any public announcement that any such organization has its rating of any debt securities of the Company under surveillance or review (other than an announcement with positive implications of a possible upgrading and no implication of a possible downgrading of such rating),

    (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (iv) any major disruption of settlements of securities or clearance services in the United States,
    (v) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any commencement of a war or any other international or national calamity or emergency directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof, and, in our sole judgment, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

    13.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

    We are not aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by our acquisition of Shares pursuant to the Offer or (ii) any approval or other action by any domestic (federal or state) or foreign governmental authority which would be required prior to our acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, it is our current intention to seek such approval or action. We do not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase Shares if any of the conditions described in Section 12, "Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 12, "Certain Conditions of the Offer" for certain conditions of the Offer.

    14.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    CONSEQUENCES OF THE PURCHASE. The following is a summary of the principal United States federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are not citizens or residents of the United States of America.

    THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    Our purchase of Shares from a holder pursuant to the Offer will be treated as a redemption of such Shares. Under section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), the redemption will be treated as a sale or exchange of the Shares tendered by a holder (rather than as a dividend) provided the redemption (i) results in a "complete termination" of the holder's equity interest in the Company (taking into account the attribution rules of the Code); or (ii) is "not essentially equivalent to a dividend" with respect to such holder. The purchase of a holder's Shares in the Offer will be treated as "not essentially equivalent to a dividend" if the reduction in the holder's proportionate interest in the Company as a result of the purchase constitutes a "meaningful reduction" given the holder's particular circumstances. Since no holder of Shares owns any voting shares of the Company, the purchase of Shares pursuant to the Offer should satisfy these tests. Therefore, a holder who tenders Shares pursuant to the Offer generally should recognize capital gain or loss equal to the difference between the amount of cash received in the Offer (including amounts for accrued and unpaid dividends) and such holder's adjusted tax basis in the Shares surrendered in exchange therefor. Gain or loss must be determined separately for each block of Shares (I.E., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. This gain or loss will be long-term capital gain or loss if the Shares were held for more than 12 months. The deductibility of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

    Payments in connection with the Offer may be subject to backup withholding, which is currently at a 30.5% rate. Under recently enacted legislation, this rate will be further reduced to 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for 2006 and thereafter. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,
(iii) fails to properly report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions, generally are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

    QUALIFICATION OF DIVIDENDS. Corporate stockholders should be aware that previously declared and paid dividends for the year will be treated as dividends for United States federal income tax purposes only to the extent such distributions were made from our current or accumulated earnings and profits, as determined under United States federal income tax principles. We do not have qualifying accumulated earnings and profits and, as a result, our current earnings and profits need to exceed the amount of distributions made on all issued stock in order for all distributions made in the year 2001 to qualify as dividends for United States federal income tax purposes. If such distributions are not treated as dividends for United States federal income tax purposes, the dividends received deduction allowed to corporations generally would not be available. Such a distribution in excess of our current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of the stockholder's tax basis in its Shares, and thereafter as capital gain.

    15.  FEES AND EXPENSES

    CSFB, through its indirect subsidiary, Credit Suisse First Boston Corporation, is acting as Dealer Manager in connection with the Offer.

    We also have retained D.F. King & Co., Inc., as the Information Agent, and EquiServe Trust Company, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    We will pay the Information Agent and the Depositary reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    16.  MISCELLANEOUS

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tender be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 13e-4 of the Exchange Act, the Company has filed with the SEC the Issuer Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Issuer Tender Offer Statement on Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 9, "Certain Information Concerning the Company, CSFB and CSG" (except that they will not be available at the regional offices of the SEC).

                                          CREDIT SUISSE FIRST BOSTON (USA), INC.

Dated: October 30, 2001

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF CREDIT SUISSE GROUP
                   AND CREDIT SUISSE FIRST BOSTON (USA), INC.

1. Directors and Executive Officers of Credit Suisse Group. The following table sets forth the name, position and current business address of each director and executive officer of Credit Suisse Group ("CSG").

NAME                           POSITION HELD IN CSG           BUSINESS ADDRESS
-----------------------------  -----------------------------  -----------------------------
Lukas Muhlemann..............  Chairman of the Board of       Credit Suisse Group
                               Directors and Chief Executive  Paradeplatz 8, P.O. Box 1
                               Officer                        8070 Zurich, Switzerland

Peter Brabeck-Letmathe.......  Vice-Chairman of the Board of  Nestle S.A.
                               Directors                      Avenue Nestle 55
                                                              1800 Vevey, Switzerland

Thomas W. Bechtler...........  Member of the Board of         Zellweger Luwa Group
                               Directors                      Seestrasse 21
                                                              8700 Kusnacht, Switzerland

Marc-Henri Chaudet...........  Member of the Board of         Avenue Paul-Ceresole 3
                               Directors                      P.O. Box 316
                                                              1800 Vevey, Switzerland

Gerald Clark.................  Member of the Board of         Metropolitan Life Insurance
                               Directors                      Company
                                                              One Madison Avenue
                                                              New York, NY 10010-3690

Walter B. Kielholz...........  Member of the Board of         Swiss Reinsurance Company
                               Directors                      Mythenquai 50/60
                                                              P.O. Box 8022
                                                              Zurich, Switzerland

Verena Spoerry...............  Member of the Board of         Giesshubelstrasse 45
                               Directors                      8045 Zurich, Switzerland

Aziz R. D. Syriani...........  Member of the Board of         The Olayan Group
                               Directors                      111 Poseidonos Avenue
                                                              P.O. Box 70228
                                                              Glyfada, Athens 16610, Greece

Daniel L. Vasella............  Member of the Board of         Novartis International AG
                               Directors                      Lichtstrasse 35, P.O. Box
                                                              4002 Basel, Switzerland

Hans-Ulrich Doerig...........  Vice-Chairman of the           Credit Suisse Group
                               Executive Board and Chief      Paradeplatz 8, P.O. Box 1
                               Risk Officer                   8070 Zurich, Switzerland

John J. Mack.................  Vice-Chairman of the           Credit Suisse First Boston
                               Executive Board                11 Madison Avenue
                                                              New York, NY 10010

NAME                           POSITION HELD IN CSG           BUSINESS ADDRESS
-----------------------------  -----------------------------  -----------------------------
Philip K. Ryan...............  Member of the Executive Board  Credit Suisse Group
                               and Chief Financial Officer    Paradeplatz 8, P.O. Box 1
                                                              8070 Zurich, Switzerland

Phillip M. Colebatch.........  Member of the Executive Board  Credit Suisse Asset
                                                              Management
                                                              Beaufort House
                                                              15, St. Botolph Street
                                                              London, EC3A 7JJ U.K.

Rolf Dorig...................  Member of the Executive Board  Credit Suisse
                                                              Paradeplatz 8, P.O. Box 100
                                                              8070 Zurich, Switzerland

Oswald J. Grubel.............  Member of the Executive Board  Credit Suisse
                                                              Paradeplatz 8, P.O. Box 500
                                                              8070 Zurich, Switzerland

Richard E. Thornburgh........  Member of the Executive Board  Credit Suisse First Boston
                                                              11 Madison Avenue
                                                              New York, NY 10010

Thomas Wellauer..............  Member of the Executive Board  Credit Suisse Financial
                                                              Services
                                                              Paradeplatz 8, P.O. Box 2
                                                              8070 Zurich, Switzerland

2. Directors and Executive Officers of Credit Suisse First Boston (USA), Inc. The following table sets forth the name, position and current business address of each director and executive officer of Credit Suisse First Boston
    (USA), Inc. (the "Company").

NAME                           POSITION HELD IN THE COMPANY   BUSINESS ADDRESS
-----------------------------  -----------------------------  -----------------------------
John J. Mack.................  Director, President and Chief  Credit Suisse First Boston
                               Executive Officer              11 Madison Avenue
                                                              New York, NY 10010

Robert M. Baylis.............  Director                       105 Rowayton Avenue
                                                              Rowayton, CT 06853

Anthony F. Daddino...........  Director, Chief Financial and  Credit Suisse First Boston
                               Administrative Officer         11 Madison Avenue
                                                              New York, NY 10010

Brady W. Dougan..............  Director and Head of Equities  Credit Suisse First Boston
                                                              11 Madison Avenue
                                                              New York, NY 10010

Carol B. Einiger.............  Director                       Rockefeller University
                                                              1230 York Avenue
                                                              New York, NY 10021

Gates H. Hawn................  Director and Head of           Credit Suisse First Boston
                               Financial Services             11 Madison Avenue
                                                              New York, NY 10010

Hamilton E. James............  Director and Co-Head of        Credit Suisse First Boston
                               Investment Banking             11 Madison Avenue
                                                              New York, NY 10010

NAME                           POSITION HELD IN THE COMPANY   BUSINESS ADDRESS
-----------------------------  -----------------------------  -----------------------------
Joe L. Roby..................  Director                       Credit Suisse First Boston
                                                              11 Madison Avenue
                                                              New York, NY 10010

Philip K. Ryan...............  Director                       Credit Suisse Group
                                                              Paradeplatz 8
                                                              CH 8001 Zurich, Switzerland

Richard E. Thornburgh........  Director and Division          Credit Suisse First Boston
                               Head - Finance,                11 Madison Avenue
                               Administration and Operations  New York, NY 10010

Maynard J. Toll, Jr..........  Director                       P.O. Box 356
                                                              Chatham, NY 12037

Stephen R. Volk..............  Director and Managing          Credit Suisse First Boston
                               Director                       11 Madison Avenue
                                                              New York, NY 10010

Charles G. Ward, III.........  Director and Co-Head of        Credit Suisse First Boston
                               Investment Banking             11 Madison Avenue
                                                              New York, NY 10010

D. Wilson Ervin..............  Head of Strategic Risk         Credit Suisse First Boston
                               Management                     11 Madison Avenue
                                                              New York, NY 10010

David C. Fisher..............  Chief Accounting Officer       Credit Suisse First Boston
                                                              11 Madison Avenue
                                                              New York, NY 10010

Robert C. O'Brien............  Chief Credit Officer           Credit Suisse First Boston
                                                              11 Madison Avenue
                                                              New York, NY 10010

Lewis H. Wirshba.............  Treasurer                      Credit Suisse First Boston
                                                              11 Madison Avenue
                                                              New York, NY 10010

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                         EquiServe Trust Company, N.A.

    By Overnight Delivery:                  By Mail:                    By Hand Delivery:

          EquiServe                        EquiServe               c/o Securities Transfer and
     40 Campanelli Drive                P. O. Box 43034              Reporting Services, Inc.
     Braintree, MA 02184           Providence, RI 02940-3034       Attention: Corporate Actions
                                                                  100 William Street - Galleria
                                                                        New York, NY 10038

                                     Facsimile Transmission
                               (for Eligible Institutions only):
                                    Fax: (781) 575-4826/4827

                           Confirm receipt of Facsimile by Telephone:
                                      Tel: (781) 575-4816

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D. F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005
                                 (212) 269-5550
                         Call Toll Free: (800) 769-5414

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Corporation

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 820-1653
                                       or
                          Call Collect: (212) 538-8474
                     Attention: Liability Management Group